Exhibit 99(b)

June 22, 2007

Mr. Alain Belda

Chairman and CEO

Alcoa Inc.

390 Park Avenue

New York, NY 10022-4608

Dear Alain,

I received your e-mail of June 20, 2007 in reference to recent media reports that Alcan has made a data room available to third parties potentially interested in acquiring Alcan. As we have publicly stated, we are exploring alternatives consistent with the best interests of our shareholders which includes ongoing discussions with third parties. I am sure you can appreciate that we are conducting these discussions in a highly confidential and controlled manner in the interests of our shareholders. If you have an interest in discussing confidential information regarding Alcan, we would, of course, require the signing of an appropriate confidentiality agreement and standstill. Please advise me if you wish and are prepared to follow-up on this basis.

Sincerely,

Richard B. Evans

President and Chief Executive Officer

RBE:ED